EXHIBIT 4.1

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                              PHH CORPORATION

                                   Issuer

                                     to

                        BANK ONE TRUST COMPANY, N.A.

                                  Trustee
                                 ----------

                        Supplemental Indenture No. 2

                        Dated as of January 30, 2001

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                           SENIOR DEBT SECURITIES


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                        SUPPLEMENTAL INDENTURE NO. 2


      SUPPLEMENTAL INDENTURE NO. 2, dated as of January 30, 2001, between PHH Corporation, a corporation duly organized and existing under the laws of the State of Maryland (the "Company"), and Bank One Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America (the "Trustee"), as trustee under the Senior Debt Securities Indenture hereinafter mentioned.


WITNESSETH:

      WHEREAS, the Company duly authorized the execution and delivery of a Senior Debt Securities Indenture, dated as of November 6, 2000 (the "Senior Indenture"), providing for the issuance from time to time of Securities of the Company, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series; and

      WHEREAS, Section 901 of the Senior Indenture permits the Company and the Trustee to enter into one or more indentures supplemental to the Senior Indenture to, among other things, add any additional covenants of the Company for the holders of a particular series of Securities and to change or eliminate any provision of the Senior Indenture so long as such change or elimination shall not become effective with respect to any particular series entitled to the benefit of such provision until such time as no Securities of such series are outstanding;

      WHEREAS, the Company is entering into this Supplemental Indenture No. 2 to establish the form and terms of its 81/8% Notes Due 2003 (the "Notes").

      WHEREAS, the Company desires to supplement or amend the Senior Indenture only with respect to the Notes;

      WHEREAS, the supplements or amendments to the Senior Indenture set forth herein shall have no effect upon any series of Securities Outstanding on the date hereof;

      WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture No. 2 and to make this Supplemental Indenture No. 2 valid and binding have been complied with or have been done or performed.

      NOW, THEREFORE, in consideration of the premises set forth above, the Company hereby requests that the Trustee join with it in this Supplemental Indenture No. 2 to add to the covenants of the Company in the Senior Indenture as follows:


                                ARTICLE ONE
                                DEFINITIONS

      Section 1.01. For all purposes of the Senior Indenture and this Supplemental Indenture No. 2, except as otherwise expressly provided or unless the context otherwise requires:

      (a) unless indicated otherwise, "herein," "hereof" and other words of similar import refer to this Supplemental Indenture No. 2 as a whole and not to any particular Article, Section or other subdivision; and

      (b) all capitalized terms used in this Supplemental Indenture No. 2 but not defined herein shall have the meanings assigned such terms in the Senior Indenture.


                                ARTICLE TWO
                           RESTRICTIVE COVENANTS

      Section 2.01.  Significant Asset Sale Triggering Event.

      If a Significant Asset Sale Triggering Event shall occur, each holder of Notes shall have the right, at the holder's option, to require PHH Corporation to purchase all or any part of the holder's notes on the Purchase Date at a purchase price of 100% of the principal amount of the notes plus any interest accrued and unpaid on the notes through the Purchase Date.

      "Significant Asset Sale Triggering Event" means the occurrence of both a Significant Asset Sale and a Rating Decline.

      "Enumerated Business Segments" means the fleet, relocation or mortgage business segments as described in the Company's most recent Annual Report on Form 10-K, dated March 10, 2000.

      "Purchase Date" means the date that is 60 business days after the occurrence of a Significant Asset Sale Triggering Event.

      "Rating Agencies" means Standard & Poor's Rating Services and Moody's Investors Services, Inc.,or, if either Standard & Poor's or Moody's are not publicly rating the notes, then another nationally recognized securities rating agency shall be selected by PHH Corporation and substituted for whichever agency is not publicly rating the notes.

      "Rating Decline" means a decrease in the rating of the notes by either of the Rating Agencies by one or more gradations (including gradations within rating categories as well as between rating categories);

            provided that such reduction or decrease must occur upon or within 30 days after the occurrence of a Significant Asset Sale, provided however, that such 30-day period shall be extended as long as the rating of the notes is under publicly announced consideration by either of the Rating Agencies (i) where the rating of the notes is under publicly announced consideration for possible downgrading, or (ii) where the rating of the notes is under publicly announced consideration, but where no direction of grading is initially indicated by the Rating Agency, including classifications such as "Credit Watch Developing" or such other similar classifications used by the Rating Agencies, provided further, that a Rating Decline shall not have occurred if, after a decrease in rating, the notes are rated at least Baa1 by Moody's and A- by Standard & Poor's.

      "Significant Asset Sale" means (1) any sale by PHH Corporation or its subsidiaries of assets with a fair market value greater than $500 million, or (2) the sale of 331/3 % or more of the assets or capital stock, as the case may be, of any one of the Enumerated Business Segments, provided however, that a Significant Asset Sale shall not include transactions in the ordinary course of business of PHH Corporation or its subsidiaries, including, but not limited to, asset securitization and similar transactions or the Avis-Rent- A-Car transaction described in PHH Corporation's Report on Form 8-K, dated November 20, 2000.

      Section 2.02.  Interest Rate Adjustment.

      PHH Corporation's current senior unsecured long-term debt rating (the "Debt Rating") by Moody's is Baa1 and the Debt Rating by Standard & Poor's Rating Service is A-.

      The interest rate on the notes will be subject to adjustment until maturity. In the event of a downgrade in the Debt Rating to or below Baa2 by Moody's or to or below BBB by Standard &Poor's, the interest rate on the notes will be adjusted in accordance with the table below.

      If either Moody's or Standard & Poor's changes the Debt Rating subsequent to an adjustment in the interest rate as a result of a previous Debt Rating change, the interest rate on the notes will be readjusted up or down in accordance with the table, except that no adjustment will cause the interest rate to be lower than the initial interest rate.

      The notes will bear interest at their initial rate from the closing date until the last interest payment date of the notes occurring prior to a downgrade requiring an adjustment. Beginning with the first day of the first Interest Period for the notes during which a Debt Rating change requires an adjustment in the interest rate, the notes will bear interest at the adjusted rate. Subsequent interest rate adjustments up or down will also become effective on the first day of the Interest Period in which the Debt Rating change occurs requiring such adjustment.

      The adjusted interest rate per annum for the notes will be the initial interest rate thereon increased by the sum of the Moody's and Standard & Poor's adjustment amount set forth below.


                  Moody's Adjustment                     S&P Adjustment
Moody's Rating          Amount           S&P Rating         Amount
Baa1                    0.00%            A- to BBB+          0.00%
Baa2                    0.50%               BBB              0.50%
Baa3                    1.00%               BBB-             1.00%
Ba1 or lower            1.50%           BB+ or lower         1.50%


                               ARTICLE THREE
                          SUPPLEMENTAL INDENTURES
                           WITH CONSENT OF HOLDER

      Section 3.01. Subject to Section 901 of the Indenture, with the consent of the Holders of not less than 662/3% of the aggregate in principal amount of the outstanding securities (each such series voting as the same class) affected by such supplemental indenture, by Act of said Holder delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating Sections 2.01 or
2.02 hereof.


                                ARTICLE FOUR
                               MISCELLANEOUS

      Section 4.01. All of the terms and conditions of the Senior Indenture shall remain in full force and effect.

      Section 4.02. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this Supplemental Indenture No. 2.

      Section 4.03. In case of any provision in this Supplemental Indenture No. 2 shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture No.2 or the Senior Indenture shall not in any way be affected of impaired thereby.

      Section 4.04. This Supplemental Indenture No.2 shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture No. 2 is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

      Section 4.05. This Supplement Indenture No. 2 may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


      IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture No. 2 to be duly executed by their respective officers thereunto duly authorized all as of the day and the year first above written.


PHH CORPORATION


By: /s/ Eric J. Bock
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    Name:  Eric J. Bock
    Title: Senior Vice President - Law
           & Corporate Secretary



BANK ONE TRUST COMPANY, N.A.,
    as Trustee

By: /s/ Steve M. Husbands
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    Name:  Steve M. Husbands
    Title: Assistant Vice President